FORM 8-K

UNITED STATE

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2014

ARTISANAL BRANDS, INC.

(Exact name of registrant as specified in its charter)

New York	0-26112	41-1759882
(State of Jurisdiction)	(Commission File Number)	(IRS Employer ID No.)

31-00 47th Avenue, Suite 1205	Long Island City, New York	11101
(Address of Principal Executive offices)		(Zip Code)

Registrant’s telephone number, including area code 914-441-3591

Name of each exchange on
Title of each class	which registered
Common Stock $.001 par value	OTC Electronic Bulletin Board

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

The Company announced today that it entered into a definitive Marketing, Distribution and Licensing Agreement with Solex Holdings, Inc. and affiliates (“Solex”). This agreement culminates the Company’s earlier announced plan to pursue new strategic opportunities. In this process, the Company had met with over 30 different partner prospects ranging from some of the best known food brands and large public companies distributing food products to niche online food merchants.

Solex is a purveyor of the highest quality food products to premium foodservice establishments, retailers and direct-to-consumers online (www.solexcatsmo.com). Its CATSMO (Catskill Artisan Smokehouse) business earned a national reputation for its premium quality salmon products from sustainable fishing sources around the world (www.closeuptvnews.com/player/catsmo). The compatibility of each company’s distribution channels will allow for Artisanal Premium Cheese products to be combined into a larger portfolio of fine food products enabling greater distribution opportunities into retail, online and foodservice sectors, including the most influential chefs and dining establishments in the nation. The Artisanal Premium Cheese operations will be conducted at the Solex-CATSMO facility in Upstate New York. Artisanal Premium Cheese products will continue to be available online at www.artisanalcheese.com. The Company will maintain ownership of all intellectual property assets including the right to open company-owned stores as previously contemplated.

Relocation of the operations are expected to be completed by mid-October with shipments to commence immediately thereafter. The Agreement was approved by the Company’s board of directors on October 2, 2014, with the consent of its senior secured lender and shareholders that collectively own a majority of the Company’s voting shares of common stock. The Company will be meeting with its independent outside auditors to review its reporting requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISANAL BRANDS, INC.

By: /s/ Daniel W. Dowe
Daniel W. Dowe
President

DATED: October 6, 2014

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